Exhibit 10.28

API Supply Agreement

This Agreement (this “Agreement”), is made and entered into this _16__ day of 6_, 2017 (the “Effective Date”) by and between Emmaus Life Sciences, Inc., a Delaware corporation with offices at 21250 Hawthorne Blvd., Suite 800, Torrance, California 90503, the United States of America (hereinafter called "Manufacturer") and Telcon Inc., Korea corporation ("Supplier"), with offices at 684, Dongtangiheung-ro, Giheung-gu, Yongin-si, Gyeonggi-do.

The parties hereto agree as follows:

I. ASSOCIATION

Supplier shall act as an API Supplier of Manufacturer's Products as described in attached Exhibit A ("Products") upon the Products being approved to be marketed by U.S. and other regulatory agencies.

 II. DUTIES

1.

Upon completing the Telcon acquisition agreement by Manufacturer, Manufacturer agrees to purchase from Supplier the minimum quantities of Manufacturer’s API needs for its Endari product, as set forth in Exhibit C (the “Minimum Purchase Requirement”).

“Supplier” shall pay 36 billion Won (\36,000,000,000)   to “Manufacturer” by June 19, 2017 in consideration of the supply rights in this agreement.

2. Supplier covenants that all of its activities under or pursuant to this Agreement shall comply, in all material respects, with all applicable laws, rules and regulations. Supplier shall be responsible for obtaining all licenses, permits and approvals which are necessary for the performance of its duties hereunder; provided that Manufacturer shall use its reasonable best efforts to cooperate with Supplier and provide any assistance requested by Supplier in obtaining such licenses, permits and approvals as expeditiously as reasonably practicable.

(1) API Supply Quantity

- Manufacturer shall purchase 25% or more of raw API material from Supplier every year for 15 years, and Manufacturer directly takes all actions.

-Manufacturer guarantees that Supplier receives more than annual revenue of USD 5 million (US$ 5,000,000) and annual profit of USD 2.5 million (US$2,500,000) starting year 2018.  The cumulative calculations shall be made on December 31 each year.

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(2) Manufacturer shall provide a security for revenue and profit targets as follows:

- Manufacturer provides new stocks obtained in Article 3 and all common stocks of KPM TECH to Supplier as a collateral to secure annual revenue and profit targets in Article 2 . In the event that annual revenue and profit targets are not met, “Supplier” may sell a part of new stocks or KPM TECH stocks to cover for the shortfall, provided that a method of collateral pledge and disposition shall be decided by Board of Director of Supplier.

- The duration of the collateral pledge shall be until Supplier has received cumulative profit equaling 36 billion Won (\36,000,000,000).  However, the pledged KPM TECH stocks shall be released to Manufacturer when the first USD $5,000,000 revenue and USD $2,500,000 profit are reached.

     (3) Manufacturer’s obligations related to the above (1), (2)

Annual sales amount up to US$5,000,000                                 ---    50%

Annual sales amount  from US$5,000,000 to US$10,000,000   ---   40%

Annual sales amount  from US$10,000,000 to US$20,000,000  ---   35%

Annual sales amount  more than  US$20,000,000                     ---     30%

3. Each party shall conduct its business, including, but not limited to the obligations set forth herein, in a professional and lawful manner and otherwise in a manner that does not violate the terms of this Agreement.

 III. ORDERS/ACCEPTANCE/PRICE AND TERMS

1. Manufacturer shall order API from Supplier by submitting a written purchaser order on a form specified by Manufacturer identifying the Products ordered, requested delivery date(s) and any export/import information required to enable Supplier to fill the order; provided, that nothing in such purchase order forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict therewith, the terms and conditions of this Agreement shall control. Price lists shall be as set forth in Exhibit B in effect on date of shipment.

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2. Supplier will invoice Manufacturer upon completing the order. Supplier shall be responsible for freight shipping and insurance costs, U.S. customs duties and taxes and any other charges imposed by U.S. Governmental Authorities.

IV. TERM/CANCELLATION

1. This Agreement shall become effective as of the Effective Date and shall remain in effect for 15 years (the “Term”).  Thereafter the Term may renew for additional one (1) year periods unless terminated by either party by written notice given no less than thirty (30) days prior to the date of renewal of the Term.

2. The following events shall constitute grounds for termination by Manufacturer:

(a) if Supplier shall file or have filed against it a petition in bankruptcy or insolvency or if Supplier shall make an assignment for benefit of its creditors or if Supplier's viability as a going concern should, in Manufacturer's sole judgment, become materially and adversely impaired, in which event Manufacturer may terminate this Agreement by giving written notice to Supplier and such termination shall be effective immediately upon delivery of such notice;

(b) if Supplier materially degrades or places in bad repute the name and reputation of Manufacturer (as supported by evidentiary documentation);

(c) if Supplier breaches, in any material respect, any of its representations, warranties or covenants hereunder, or fails to meet any other of its material obligations hereunder, and such breach is not cured within thirty (30) days after receipt of notice of such breach;

3. The following events shall constitute grounds for termination by Supplier:

(a) if Manufacturer shall file or have filed against it a petition in bankruptcy or insolvency or if Manufacturer shall make an assignment for benefit of its creditors or if Manufacturer's viability as a going concern should, in Supplier's sole judgment, become materially and adversely impaired, in which event Supplier may terminate this Agreement by giving written notice to Manufacturer and such termination shall be effective immediately upon delivery of such notice;

(b) if Manufacturer materially degrades or places in bad repute the name and reputation of Supplier (as supported by evidentiary documentation); or

(c) if Manufacturer breaches, in any material respect, any of its representations, warranties or covenants hereunder, or fails to meet any other of its material obligations hereunder, and such breach is not cured within thirty (30) days after receipt of notice of such breach.

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4. Termination of the Agreement shall be without prejudice to any rights or claims of the terminating party for any breach and such terminating party’s right to recover damages, loss and all sums payable under this Agreement.

V. NONDISCLOSURE

All information disclosed, transferred or otherwise revealed to Supplier or Manufacturer (the “Receiving Party”) by the other party (the “Disclosing Party”) under this Agreement, including but not limited to, engineering information, manufacturing information, technology, know-how and price books or lists, shall at all times remain the Disclosing Party's sole and exclusive proprietary and confidential property and information. The Receiving Party shall at all times hold such information confidential and shall not disclose any such information (a) if not otherwise within the public domain, other than as a result of the Receiving Party’s violation of any of the terms hereof, (b) unless such information is required to be disclosed pursuant to any applicable law, rule or regulation or requested by any Governmental Authority or (c) other than to the Receiving Party’s agents and representative who need to know such information in connection with the performance of the Receiving Party’s obligations under this Agreement and who are bound by obligations of confidentiality at least as stringent as those set forth herein. The Receiving Party shall use such information only as required for the performance of its obligations under this Agreement and for no other purpose. Upon any termination or expiration of this Agreement in accordance with the terms hereof, or as the Disclosing Party directs from time to time, the Receiving Party shall promptly return to the Disclosing Party or destroy all such information together with any copies or reproductions thereof. The parties’ obligations under this section shall survive any termination or expiration of this Agreement

VI. CERTAIN PRACTICES

Supplier acknowledges that certain laws of the United States applicable to the Manufacturer, including but not limited to the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) and export control laws, but which may not be applicable to Supplier, impose fines or penalties on Manufacturer in the event Manufacturer makes payments to foreign government officials for the purpose of influencing those officials in making a business decision favorable to Manufacturer. In addition, Manufacturer and Supplier may be subject to similar laws or requirements of the country of destination of the Products.

Supplier and Manufacturer shall not take any actions or omit to take any actions that may cause liability to the other party under the above mentioned laws.  Without limiting the generality of the foregoing, in performing the services contemplated by this Agreement, Supplier (i) agrees that Supplier has not and shall not, directly or indirectly, offer to make, promise, authorize or accept any payment or anything of value, including bribes, gifts and/or donations to or from any public official, regulatory authorities or anyone else for the improper purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, including to obtain or retain business, and (ii) shall comply with all applicable anti-corruption

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and anti-bribery laws and regulations. Supplier shall notify Manufacturer or its representatives or agents immediately upon becoming aware of any breach under this Section. For the purpose of ensuring compliance with applicable anti-bribery laws and regulations, Supplier agrees that Manufacturer or its representatives or agents shall have the right to conduct an investigation or audit during the term of this Agreement to monitor compliance with the terms of this Section. Supplier shall cooperate fully with such investigation or audit, the timing of which shall be at the sole discretion of Manufacturer.

VII. INDEMNIFICATION

1.  Supplier shall indemnify, defend, and hold Manufacturer, its subsidiaries and Affiliates and their respective officers, directors, shareholders, employees, and agents (collectively, “Supplier Indemnitees”) harmless against any and all liabilities, suits, claims, proceedings, costs, fines, penalties, and expenses (“Losses”) brought or threatened against any such Supplier Indemnitee, whether known or unknown, contingent or otherwise, to the extent attributable to:

(a)  any untruth, inaccuracy, misrepresentation, or breach of any warranty, representation, covenant, or agreement made by Supplier in this Agreement;

(b) the distribution, marketing, advertisement, promotion or sale of any of the Products by Supplier in the Territories after the Effective Date, whether during or after the Term of this Agreement, including but not limited to errors in translation of technical manuals, advertising and marketing information, or other materials with respect to the Products, but not however, with respect to the use of the Products (including, without limitation, any Claims (as defined below) based on, arising out of or relating to product liability), except to the extent that such use was in any way encouraged by Supplier but inconsistent with Product Registrations and/or the instructions provided by Manufacturer to Supplier pursuant to Section III(2) hereof, on Manufacturer’s brochures, inserts, labels or other documentation provided to Supplier; or

(c) infringement of a third party’s intellectual property rights by Supplier, except to the extent such infringement was caused by Supplier’s exercise of any of the rights granted by Manufacturer to Supplier in this Agreement, including the right to distribute, market, advertise, promote or sell Products under this Agreement, or by Supplier’s breach of this Agreement.

Supplier shall pay all litigation costs, reasonable attorney’s fees, settlement payments, and such damages awarded or resulting from any such suit, claim or proceeding (collectively, “Claims”).

2.  Manufacturer shall indemnify, defend, and hold Supplier, its subsidiaries and Affiliates and their respective officers, directors, shareholders, employees, and agents (collectively, “Manufacturer Indemnitees”) harmless against any and all Losses, whether known or unknown, contingent or otherwise, to the extent attributable to:

(a) any untruth, inaccuracy, misrepresentation, or breach of any warranty, representation, covenant, or agreement made by Manufacturer in this Agreement;

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(b) the distribution, marketing, advertisement, promotion or sale of any of the Products by Manufacturer, its Affiliates or any third party with whom Manufacturer has a direct or indirect agreement (whether oral or written) to distribute, manufacture, market, advertise, promote, sell, import, export or otherwise deal in the Products, excluding any third party who is a subSupplier of Supplier or who otherwise has a distribution relationship with Supplier, solely in its capacity as such, and any use of any of the Products (including, without limitation, any Claims based on, arising out of, or relating to product liability) prior to the Effective Date or following the termination or expiration of this Agreement, except to the extent that such use was in any way encouraged by Supplier but inconsistent with Product Registrations and/or the instructions provided by Manufacturer to Supplier pursuant to Section III(2) hereof, on Manufacturer’s brochures, inserts, labels or other documentation provided to Supplier;

(c) the distribution, marketing, advertisement, promotion or sale of any of the Products by Manufacturer, its Affiliates or any third party with whom Manufacturer has a direct or indirect agreement (whether oral or written) to distribute, manufacture, market, advertise, promote, sell, import, export or otherwise deal in the Products, excluding any third party who is a subSupplier of Supplier or who otherwise has a distribution relationship with Supplier, solely in its capacity as such, outside the Territories or inside the Territories, and any use of any such Products inside and outside the Territories that were sold by Manufacturer, its Affiliates or any third party with whom Manufacturer has a direct or indirect agreement (whether oral or written) to distribute, manufacture, market, advertise, promote, sell, import, export or otherwise deal in the Products, excluding any third party who is a subSupplier of Supplier or who otherwise has a distribution relationship with Supplier, solely in its capacity as such (including, without limitation, any Claims based on, arising out of, or relating to product liability), whether sold by Manufacturer, its Affiliates or any third party, prior to, on or following the Effective Date;

(d) infringement of a third party’s intellectual property rights by reason of Supplier’s exercise of any of the rights granted by Manufacturer to Supplier in this Agreement, including the right to distribute, market, advertise, promote or sell Products under this Agreement; or

(e) manufacture, labeling or packaging of the Products by Manufacturer, its Affiliates or any third party with which Manufacturer has a direct or indirect agreement (whether oral or written) to manufacture, label or package the Products, and any use of the Products (including, without limitation, any Claims based on, arising out of, or relating to product liability).

Manufacturer shall pay all litigation costs, reasonable attorney’s fees, settlement payments, and such damages awarded or resulting from any such Claim.

Supplier acknowledges and agrees that use of the Product in a manner not authorized by Manufacturer or any unauthorized customizing or modification of any Product, including but not limited to the packaging or labeling of any Product by Supplier or any subSupplier, may provide grounds for Manufacturer to disclaim or reduce its indemnification liabilities.

3.  Third Party Claims.

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(a) If either Manufacturer or any Supplier Indemnitee, on the one hand, or Supplier or a Manufacturer Indemnitee, on the other hand (in either case, an “Indemnitee”) receives notice or otherwise obtains knowledge of any matter or any threatened matter arising from the claim of a third party that may give rise to an indemnification claim against the party from whom indemnification is sought (the “Indemnitor”), then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice on a timely basis.  The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel, but only if the Indemnitor simultaneously agrees to indemnify the Indemnitee for such matter.

(b) If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(A) notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the Claim within ten days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(B) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(C) the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Claim) or consent to the entry of any judgment (x) which does not, to the extent that the Indemnitee may have any liability with respect to such Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Claim, (y) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee, or (z) in any manner that involves any injunctive relief against the Indemnitee or may materially and adversely affects the Indemnitee.

(c) If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel

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reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.  The procedures in this Section XIV(4) shall not apply to direct claims of Manufacturer or its Indemnitees against Supplier or Supplier or its Indemnitees against Manufacturer.

VIII. VARIOUS

1. This Agreement constitutes the entire and only agreement between the Manufacturer and Supplier with respect to its subject matter and there are no understandings or representations of any kind, express, implied, oral, written statutory or otherwise, not expressly set forth herein. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.  No alteration or modification of this Agreement shall be binding unless in writing and signed by the all of the parties hereto.

2. Except as otherwise expressly set forth, this Agreement is not assignable in whole or in part by either party without express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any person or entity (other than parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that the Indemnitees who are entitled to indemnification pursuant to who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

3. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California, United States of America, without regard to the conflicts of law principles thereof, and the official language of this Agreement for all purposes shall be English.

4.   The parties shall attempt to resolve all disputes arising out of or in connection with this Agreement, including disputes or claims relating to the interpretation or application of the provisions of this Agreement (a “Dispute”), through mutual good faith consultations.  If any Dispute cannot be resolved by the parties within 30 business days from the date when a party serves a written notice on the other party requesting such good faith consultation, such Dispute shall be resolved by arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules of Arbitration”).  The place of arbitration shall be Los Angeles, California.  The arbitration shall be the sole and exclusive forum for resolution of any such Dispute, and the award rendered in such arbitration shall be final and binding.  Judgment on the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding, each party hereto acknowledges that money damages would not be an adequate remedy in the event

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that certain of the covenants or agreements in this Agreement are not performed by the parties in accordance with their terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each party may have, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

5. Should any provision of this Agreement be found to be void, invalid, or unenforceable by a court of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid, or unenforceable and shall not affect the remaining provisions of this Agreement.

6. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any proceeding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

7. Should any party institute any action or proceeding (including arbitration) to enforce this or any provision hereof or for damages by reason of any alleged breach of this Agreement or of any provision hereof or for a declaration of rights hereunder, the substantially prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

8. The parties agree to do such further acts and things to execute and deliver such additional agreements and instruments as the other may reasonably be required to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

To Supplier:            Telcon Inc.

684, Dongtangiheung-ro,

Giheung-gu, Yongin-si, Gyeonggi-do

Korea

Attention:

Fax No.: 82-2-515-8804

To Manufacturer:Emmaus Life Sciences, Inc.

21250 Hawthorne Blvd., Suite 800

Torrance, California 90503

United States of America

Attention:  ___________________

Fax No.:  310-214-0075

9. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument

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MANUFACTURER:

Emmaus Life Sciences, Inc.

        /s/ Willis Lee ________________________

By: Willis Lee Date

Title: COO

SUPPLIER:

________________________________________________

By:Date

Title:

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Exhibit A

Product: bulk containers of Pharmaceutical Grade L-glutamine (API) for Sickle Cell Disease treatment

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Exhibit B

API Price List in US Dollars

Product	Supplier Price
25 kg container of Pharmaceucal Grade L-glutamine for SCD treatment	$1250 ( $50 per kg)

Minimum order amount for each purchase order from Supplier is: TBD

Expected delivery of Product is ___________________ days from the purchase order.

Freight charges will be paid by Supplier.

Wire Instructions:

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Exhibit C

Minimum Purchase Requirement

Minimum Purchase Requirement - Minimum purchase order amount for each year from Supplier is: 25% of Manufacturer’s total needs (annual basis) for its Endari product.

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